EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES DRILLING PROGRAM FOR VICKSBURG

Houston, Texas
July 15, 2009

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., (NYSE – ATW) a Houston-based International Drilling Contractor, announced that VICKSBURG (owned and operated by our wholly-owned subsidiary, Atwood Oceanics Pacific Limited) has been awarded a contract by NuCoastal (Thailand) Limited (“NuCoastal”) to drill offshore Thailand under a firm program of three months with an option to extend the program to six months.  The option to extend the program to six months must be exercised no later than 30 days after commencement of the contract.

If the duration of the drilling program is for the three months firm period only, the operating dayrate will be $95,000; however, if the drilling program extends for six months the operating dayrate will be adjusted to $90,000 for the entire period.  The VICKSBURG is currently undergoing a life enhancing upgrade at a shipyard in Thailand which is expected to be completed on or before August 28, 2009.  Immediately upon the rig completing this upgrade, it will commence working under the contract with NuCoastal.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including; the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2008, filed with the Securities and Exchange Commission.

Contact: Jim Holland
281-749-7804